Exhibit 99.1




                             P R E S S R E L E A S E


November 11, 2004

                                                        For Immediate Release

For Information
Contact:          Edward G. Kitz
                  (414) 231-5000


Roundy's, Inc. Announces Financial Results For The Third Quarter Ended October 2, 2004

Third Quarter 2004 Summary
o   Net sales and service fees of $1,181.8 million
o   Gross profit of $251.0 million
o   Net income of $13.5 million
o   EBITDA of $50.5 million

Sales
Net sales and service fees were $1,181.8 million for the third quarter 2004, an increase of $28.2 million, or 2.4%, from $1,153.6 million for the third quarter 2003. Retail sales were $748.0 million for the third quarter 2004, an increase of $68.8 million, or 10.1%, from $679.2 million for the third quarter 2003. This increase in retail sales was primarily due to the effect of three acquired store groups, consisting of 15 additional stores in total, which operated under the Company's ownership during all or part of the third quarter 2004 but were not operated by the Company for the third quarter 2003 (collectively, the "15 Acquired Stores"). The 15 Acquired Stores contributed approximately $43.2 million to the third quarter 2004 retail sales increase. As of October 2, 2004, Roundy's operated 126 retail grocery stores including 65 Pick 'n Save stores, 30 Copps Food Stores ("Copps") and 31 Rainbow Foods ("Rainbow") stores.

Same-store sales at our retail stores (including the results of Pick 'n Save-licensed stores operated by their prior owners in 2003) improved 1.8% over the comparable thirteen-week period of 2003. "Our same-store sales continued to be consistent with our expectations. Same-store sales reflect some cannibalization effect from our own in-market new store activity, a strategy that has continued to build our overall market share in our core markets," said Roundy's Chairman and CEO, Robert A. Mariano.

Wholesale sales were $823.0 million for the third quarter 2004, a decrease of $21.3 million, or 2.5%, from $844.3 million for the third quarter 2003. This decrease was primarily attributable to lost business associated with the closure of our Eldorado, Illinois and Evansville, Indiana distribution facilities (the "Southern Division") in early September 2004.

Gross Profit
Gross profit was $251.0 million for the third quarter 2004, an increase of $11.0 million, or 4.6%, from $240.0 million for the third quarter 2003. Gross profit, as a percentage of net sales and service fees, for the third quarter 2004 and 2003 was 21.2% and 20.8%, respectively. The increase in gross profit and gross profit percentage for the quarter was primarily due to the growth of our retail segment, which has a higher gross profit percentage than our wholesale segment. Retail sales for the third quarter 2004 represented 63.3% of net sales and service fees compared with 58.9% for the third quarter 2003. The increase in retail sales concentration was primarily due to the 15 Acquired Stores. Retail gross profit, as a percentage of retail net sales and service fees, was 25.1% and 25.4% for the third quarter of 2004 and 2003, respectively. The decrease in retail gross profit percentage was attributable to (1) increased promotional activity to support and drive continued sales growth and (2) higher levels of inventory shrink. Third quarter 2004 wholesale gross profit, as a percentage of wholesale net sales and service fees, was 8.6% compared with 8.8% in the third quarter 2003. The decrease in wholesale gross profit percentage was primarily due to an increased concentration of lower-margin sales to certain of our larger customers.

Operating and Administrative Expenses
Operating and administrative expenses were $217.1 million for the third quarter 2004, an increase of $14.3 million, or 7.0%, from $202.8 million for the third quarter 2003. Operating and administrative expenses, as a percentage of net sales and service fees, increased to 18.4% for the third quarter 2004 compared with 17.6% for the third quarter 2003. The percentage increase was primarily attributable to the growth of our retail segment, which has a significantly higher ratio of operating costs to sales than our wholesale segment. Retail operating and administrative expenses increased to 22.1% of retail sales for the third quarter 2004 compared with 21.9% for the third quarter 2003. The increase was primarily due to increased depreciation expense attributable to a higher depreciable asset base. Wholesale operating and administrative expenses decreased to 5.6% of wholesale sales for the third quarter 2004 compared with 5.8% for the third quarter 2003. This decrease was primarily due to operational and productivity improvements in our wholesale operations, which was partially offset by one-time expenses incurred during the close-down of our Southern Division. In addition, corporate and other operating expenses (excluding depreciation and amortization) were $9.1 million for the third quarter 2004 compared with $7.8 million for the third quarter 2003. This increase was primarily due to higher unallocated corporate administrative expenses.

Interest Expense
Interest expense (excluding the amortization of deferred financing costs) was $10.4 million and $10.7 million for the third quarter 2004 and 2003, respectively. The decrease was primarily due to a 50 basis point interest rate reduction effective April 1, 2004 on the Company's term loan.

Net Income
Net income was $13.5 million for the third quarter 2004, a decrease of $2.2 million from $15.7 million for the third quarter 2003. This decrease was primarily attributable to increased depreciation expense for the third quarter 2004, as previously discussed. The net income margin was 1.2% and 1.4%, respectively, in the third quarter 2004 and 2003.

EBITDA
EBITDA (as defined under "Segment Data") was $50.5 million for the third quarter 2004, an increase of $0.8 million, or 1.7%, from $49.7 million for the third quarter 2003. Retail EBITDA for the third quarter 2004 was $33.8 million, an increase of $3.3 million, or 11.1%, from $30.5 million for the third quarter 2003. The increase in retail EBITDA was primarily driven by increased sales at comparable stores and the 15 Acquired Stores. Wholesale EBITDA for the third quarter 2004 was $25.8 million, a decrease of $1.2 million, or 4.4%, from $27.0 million for the third quarter 2003. This decrease was primarily due to a $0.7 million EBITDA decrease in the results of our Southern Division related to operating losses incurred during the close-down period of the division. Our EBITDA margin was 4.3% for the third quarter of 2004 and 2003. For a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors and a reconciliation of EBITDA to net income under generally accepted accounting principles, see Note (1) to the table under "Segment Data."






Selected Results for the Nine Months Ended October 2, 2004 Compared With the Nine Months Ended September 27, 2003

Sales
Net sales and service fees totaled $3,606.4 million for the nine months ended October 2, 2004, an increase of $560.2 million, or 18.4%, from $3,046.2 million for the nine months ended September 27, 2003. Retail sales were $2,233.9 million for 2004, an increase of $562.8 million, or 33.7%, from $1,671.1 million in 2003. This increase in retail sales was primarily due to the effect of seven acquired store groups, consisting of 62 additional stores, in total, which operated under the Company's ownership during all or part of the nine months ended October 2, 2004, but were not operated by the Company for the entirety of the comparable prior year period (collectively, the "62 Acquired Stores"). The 62 Acquired Stores include the 15 Acquired Stores previously discussed. The 62 Acquired Stores contributed approximately $505.5 million to the year-to-date 2004 retail sales increase.

Year-to-date 2004 same-store sales at the Company's retail stores (including the results of Pick 'n Save-licensed stores operated by their prior owners) improved 2.4% over the comparable thirty-nine week period of 2003.

Wholesale sales were $2,541.9 million for the nine months ended October 2, 2004, an increase of $212.9 million, or 9.1%, from $2,329.0 million in 2003. This increase was primarily due to increased sales to Company-owned stores.

EBITDA
EBITDA (as defined under "Segment Data") was $154.6 million for 2004, an increase of $17.8 million, or 13.1%, from $136.8 million for 2003. Retail EBITDA for 2004 was $95.2 million, an increase of $16.8 million, or 21.5%, from $78.4 million for 2003. The increase in retail EBITDA was primarily driven by increased sales at comparable stores and the 62 Acquired Stores. Wholesale EBITDA for 2004 was $88.7 million, an increase of $11.5 million, or 14.8%, from $77.2 million for 2003. This increase was primarily due to the wholesale segment sales increases and operational and labor productivity improvements. Year-to-date 2004, our EBITDA margin was 4.3% as compared with 4.5% for the comparable period in 2003. The decrease in EBITDA margin is primarily due to a decline in the EBITDA margins of our retail segment from 4.7% to 4.3%. The retail segment EBITDA margin decrease was primarily attributable to our 62 Acquired Stores, which collectively have a higher ratio of operating costs to sales than our other stores. For a discussion of the reasons why the Company believes that EBITDA provides information that is useful to investors and a reconciliation of EBITDA to net income under generally accepted accounting principles, see Note (1) to the table under "Segment Data."

Capital Expenditures
Capital spending totaled $48.8 million for the nine months ended October 2, 2004. Capital expenditures consisted primarily of new stores, remodels of newly acquired and existing stores, maintenance of retail stores and the purchase of transportation equipment. This compares to capital expenditures of $39.0 million for the nine months ended September 27, 2003.

Other Information
On September 27, 2004, the Company acquired from McAdams, Inc. seven Pick 'n Save retail grocery stores. All of these stores are located in Waukesha County, which is part of the greater Milwaukee metropolitan area. The aggregate consideration paid was approximately $62.9 million.

Net rent expense for the third quarter 2004 was $11.0 million, compared with $9.1 million for the third quarter 2003. Net rent expense was $32.4 million and $21.1 million for the nine months ended October 2, 2004 and September 27, 2003, respectively. This increase was primarily due to the 15 Acquired Stores and the 62 Acquired Stores, respectively.

Accounting Pronouncements
The Company has applied Emerging Issues Task Force No. 03-10 ("EITF 03-10"), "Application of EITF Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor," by Resellers to Sales Incentives Offered to Customers by Manufacturers" to its 2004 and 2003 results. Pursuant to EITF 03-10, vendor-funded coupon reimbursements are considered part of net sales at the point of sale. Accordingly, $10.9 million and $31.4 million of such reimbursements for the three and nine months ended September 27, 2003 have been classified within net sales to conform to EITF 03-10.

Conference Call
A conference call to review the third quarter results will be held on Thursday, November 11, 2004 at 10:00 a.m. Central Time. To access the call, dial the conference line's toll free number at 1-888-522-9245. The pass code is "Roundy's" and the leader will be Robert Mariano. In addition, a recording of the conference call will be available until November 18, 2004 by dialing 1-800-846-1925.

About Roundy's
Roundy's, Inc., founded in 1872, is a leading food retailer and wholesaler in the Midwest. As of October 2, 2004, Roundy's operated 126 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners. From five distribution centers, Roundy's supplies over 600 retail grocery store locations. The Company is owned by investment funds controlled by Chicago-based Willis Stein & Partners III, L.P.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other information.

Forward-Looking Statements
This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company's Annual Report on Form 10-K for the year ended January 3, 2004 under the caption "Forward Looking Statements," elsewhere in such Annual Report and in documents referenced therein.

                                 ROUNDY'S, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)
                                   (Unaudited)



                                Thirteen Weeks Ended     Thirty-nine Weeks Ended
                              October 2,  September 27, October 2, September 27,
                                 2004        2003          2004         2003
                               ---------    ---------    ----------   ----------
REVENUES:
Net sales and service fees     $1,181,844   $1,153,631   $3,606,380   $3,046,206
Other - net                           427          476        1,166        1,774
                               ----------   ----------   ----------   ----------
                                1,182,271    1,154,107    3,607,546    3,047,980
                               ----------   ----------   ----------   ----------

COSTS AND EXPENSES:
Cost of sales                     930,843      913,639    2,840,733    2,429,409
Operating and administrative      217,100      202,847      658,479      514,501
Interest:
  Interest expense                 10,427       10,673       30,676       30,189
  Amortization of deferred
    financing costs                   674          853        2,000        2,481
                               ----------   ----------   ----------   ----------
                                1,159,044    1,128,012    3,531,888    2,976,580
                               ----------   ----------   ----------   ----------

INCOME BEFORE INCOME TAXES         23,227       26,095       75,658       71,400

PROVISION FOR INCOME TAXES          9,755       10,438       31,776       28,560
                               ----------   ----------   ----------   ----------

NET INCOME                     $   13,472   $   15,657   $   43,882   $   42,840
                               ==========   ==========   ==========   ==========

                                 ROUNDY'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)

                                                           October 2,    January 3,
                                  Assets                      2004          2004
                                                          -----------    --------
                                                         (Unaudited)
Current Assets:
  Cash and cash equivalents                              $   97,564   $   90,006
  Notes and accounts receivable, less allowance
    for losses of $4,015 and $5,012, respectively            68,688       81,929
  Merchandise inventories                                   249,184      251,888
  Prepaid expenses                                            8,588       12,429
  Deferred income tax benefits                               18,253       17,745
                                                          ----------   ----------
    Total current assets                                    442,277      453,997
                                                          ----------   ----------

Property and Equipment - Net                                328,292      320,149

Other Assets:
  Deferred income tax benefits                               24,479       28,161
  Notes receivable                                            1,954        2,877
  Other assets - net                                         81,158       85,211
  Goodwill                                                  694,042      639,995
                                                          ----------   ----------
    Total other assets                                      801,633      756,244
                                                          ----------   ----------

Total assets                                             $1,572,202   $1,530,390
                                                         ==========   ==========


                       Liabilities and Shareholder's Equity

Current Liabilities:
  Accounts payable                                       $  276,025   $  296,733
  Accrued expenses                                          137,951      129,499
  Current maturities of long-term debt and
    capital lease obligations                                 4,404        4,229
  Income taxes                                               28,598       11,782
                                                          ----------   ----------
    Total current liabilities                               446,978      442,243
                                                          ----------   ----------

Long-term Debt and Capital Lease Obligations                597,372      597,750

Other Liabilities                                            94,364      100,791
                                                          ----------   ----------
    Total liabilities                                     1,138,714    1,140,784
                                                          ----------   ----------


Shareholder's Equity:
  Common stock:
    Common stock (1,500 shares authorized, 1,000
    shares issued and outstanding at $0.01 par value)
  Additional paid-in capital                                314,500      314,500
  Retained earnings                                         118,988       75,106
                                                          ----------   ----------
    Total shareholder's equity                              433,488      389,606
                                                          ----------   ----------

  Total liabilities and shareholder's equity             $1,572,202   $1,530,390
                                                         ==========   ==========

                                 ROUNDY'S, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (Unaudited)

                                                        Thirty-nine Weeks Ended
                                                      October 2,      September 27,
                                                         2004            2003
                                                     -------------   -------------


Cash Flows From Operating Activities:
  Net income                                              $  43,882    $  42,840
  Adjustments to reconcile net income to net
   cash flows provided by operating activities:
    Depreciation and amortization, including deferred
     financing costs                                         48,300       35,180
    Loss (gain) on sale of equipment                            332         (240)
    Changes in operating assets and liabilities, net of the
     effect of business acquisitions and dispositions:
     Notes and accounts receivable                           13,241       10,493
     Merchandise inventories                                  9,683       (1,099)
     Prepaid expenses                                         3,841        5,089
     Other assets                                                (1)      (8,672)
     Accounts payable                                       (20,834)      15,931
     Accrued expenses                                         8,131        8,109
     Income taxes                                            17,990        2,961
     Other liabilities                                       (6,427)      (6,511)
                                                           ---------    ---------
  Net cash flows provided by operating activities           118,138      104,081
                                                           ---------    ---------

Cash Flows From Investing Activities:
  Capital expenditures                                      (48,845)     (38,953)
  Proceeds from sale of equipment                               798          301
  Payment for business acquisitions, net of cash acquired   (62,867)    (132,577)
  Decrease in notes receivable, net                             923          500
                                                            --------    ---------
  Net cash flows used in investing activities              (109,991)    (170,729)
                                                           ---------    ---------

Cash Flows From Financing Activities:
  Proceeds from long-term borrowings                          3,000
  Debt issuance costs                                          (386)        (506)
  Payments of debt and capital lease obligations             (3,203)      (2,459)
                                                            ---------    ---------
  Net cash flows used in financing activities                  (589)      (2,965)
                                                            ---------    ---------

Net increase (decrease) in Cash and Cash Equivalents          7,558      (69,613)

Cash and Cash Equivalents, Beginning of Period               90,006      139,778
                                                           ---------    ---------
Cash and Cash Equivalents, End of Period                  $  97,564    $  70,165
                                                           =========    =========

Supplemental Cash Flow Information:
Cash paid during the period:
  Interest                                                $  26,441    $  24,758
  Income taxes                                               13,785       25,609



SEGMENT DATA                                       Thirteen Weeks Ended                          Thirty-nine Weeks Ended
                                        ------------------------------------------      --------------------------------------------
(Dollars in thousands)                  October 2, 2004          September 27, 2003     October 2, 2004           September 27, 2003
                                        ---------------          ------------------     ---------------           ------------------
(Unaudited)

NET SALES AND SERVICE FEES:
  Retail operations                      $  748,023                $  679,225             $ 2,233,890                $1,671,146
  Wholesale operations                      822,994                   844,314               2,541,949                 2,328,958
  Eliminations                             (389,173)                 (369,908)             (1,169,459)                 (953,898)
                                         ----------                ----------             -----------                ----------

  Total                                  $1,181,844                $1,153,631             $ 3,606,380                $3,046,206
                                         ==========                ==========             ===========                ==========


EBITDA (1):
  Retail operations                      $   33,843                $   30,472                  95,190                $   78,357
  Wholesale operations                       25,829                    27,023                  88,688                    77,232
  Corporate and other                        (9,126)                   (7,797)                (29,244)                  (18,820)
                                         ----------                -----------            -----------                ----------

     Total                               $   50,546                $   49,698             $   154,634                $  136,769
                                         ==========                ==========             ===========                ==========


EBITDA RECONCILIATION:
Net income                               $   13,472                $   15,657             $    43,882                $   42,840
Interest expense                             11,101                    11,526                  32,676                    32,670
Income taxes                                  9,755                    10,438                  31,776                    28,560
Depreciation and amortization expense        16,218                    12,077                  46,300                    32,699
                                         ----------                ----------             -----------                ----------

     Total                               $   50,546                $   49,698             $   154,634                $  136,769
                                         ==========                ==========             ===========                ==========



(1) EBITDA represents net income plus interest, income taxes, depreciation and amortization. The Company uses EBITDA as one of many measures to evaluate the operating performance and liquidity of the business as well as for compensation purposes. We believe that EBITDA is also used by many investors, securities analysts, lenders and others as a performance or liquidity measurement to make informed investment or credit decisions. EBITDA is a non-GAAP measure and should not be considered in isolation from, or as an alternative to, cash flow from operating activities, net income or any other GAAP measure as an indicator of the Company's operating performance or liquidity. EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.